Exhibit 5.1

November 29, 2017

NetApp, Inc.

1395 Crossman Avenue

Sunnyvale, California 94089

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by NetApp, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 8,500,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), pursuant to the NetApp, Inc. 1999 Stock Option Plan (as amended, the “1999 Plan”), and up to 2,500,000 shares of Common Stock pursuant to the NetApp, Inc. Employee Stock Purchase Plan (as amended, the “Purchase Plan” and, together with the 1999 Plan, the “Plans”). The 11,000,000 shares of Common Stock referenced herein are referred to as the “Shares.”

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements that accompany the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson, Sonsini Goodrich & Rosati